UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2022

23andMe Holding Co.

(Exact name of registrant as specified in its charter)

Delaware	001-39587	87-1240344
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

349 Oyster Point Boulevard

South San Francisco, California 94080

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 938-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	ME	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2022, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of 23andMe Holding Co. (the “Company”) adopted the 23andMe Annual Incentive Plan (the “AIP”), to be effective as of April 1, 2022. The AIP will be administered by the Committee and provides employees and other service providers of 23andMe, Inc. and its affiliates selected by the Committee with the opportunity to earn annual incentive compensation based upon the achievement of certain pre-determined performance measures during the applicable performance period.

Such performance measures may be in terms of company-wide, subsidiary, division, and/or individual objectives, as the Committee deems appropriate. Performance measures may differ among participants and awards and may include a variety of quantitative and/or qualitative metrics as set forth in the AIP and as determined by the Committee, which may include, among others, measures of earnings or profitability, expenses and efficiency, various types of returns, cash flows and achievement of various financial, operational, or strategic goals.

Generally, a participant earns an incentive award under the AIP for a performance period based on the level of achievement of the applicable performance measures. The Committee will certify and announce the awards that will be made to each participant as soon as practicable following the final determination of the results for the relevant performance period. The Committee will have the discretion to increase, reduce, or eliminate an incentive award that would otherwise be payable to one or more participants on the basis of the certified level of attained performance. Unless the Committee determines otherwise, no participant will have any right to receive payment of an award under the AIP for a performance period unless the participant remains employed with the Company through the date that the award is paid; provided, however, if a participant’s employment is terminated by reason of his or her death or disability following the expiration of a performance period but before the date that awards are paid, the participant or his or her beneficiary will be paid the award that would otherwise be payable if the participant remained employed through the date that awards are paid.

All incentive awards payable under the AIP will be paid in cash or in the form of restricted stock units (“RSUs”) issued by the Company under the 23andMe Holding Co. 2021 Incentive Equity Plan. The Board or the Committee may at any time amend, suspend, discontinue, or terminate the AIP.

In connection with the adoption of the AIP, on June 9, 2022, the Committee also approved threshold, target, and maximum potential payouts, which will be in the form of RSUs, and the applicable performance measures for the one-year performance period ending March 31, 2023 (the “Fiscal 2023 AIP”). The Committee determined that all full-time employees, including the Company’s principal financial officer and other named executive officers (collectively, the “Named Executive Officers”), are eligible to participate in the Fiscal 2023 AIP (together with the Named Executive Officers, the “Fiscal 2023 AIP Participants”). The Committee further determined that the Fiscal 2023 AIP Participants will all participate on the same terms; provided, however, potential payouts under the Fiscal 2023 AIP will vary among the Fiscal 2023 AIP Participants, as target awards will be expressed as a percentage of each such participant’s base salary. With respect to the Company’s Named Executive Officers, the Committee approved target awards equal to 25% of each Named Executive Officer’s current base salary.

The foregoing description of the AIP does not purport to be complete and is qualified in its entirety by the full text of the AIP, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	23andMe Annual Incentive Plan

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

23ANDME HOLDING CO.

By:	/s/ Kathy Hibbs
Name:	Kathy Hibbs
Title:	Chief Administrative Officer

Dated: June 13, 2022